Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 19, 2012 relating to the consolidated financial statements of EverBank Financial Corp and Subsidiaries as of December 31, 2011 and 2010 and for each of the three years in the period ended December 31, 2011 appearing in the Prospectus included in Registration Statement No. 333-169824 and to the reference to us under the heading “Experts” in such Prospectus.

/s/ Deloitte & Touche LLP

Jacksonville, Florida

May 10, 2012